Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports (a) dated February 20, 2004 with respect to the financial statements and schedule of Riddell Sports Group, Inc. and (b) dated March 25, 2005 with respect to the financial statement and schedule of Riddell Bell Holdings, Inc. in the Registration Statement (Form S-4) and related Prospectus of Riddell Bell Holdings, Inc. dated April 7, 2005.

/S/    ERNST & YOUNG LLP

Chicago, Illinois

March 31, 2005